UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

Impinj, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37824	91-2041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 517-5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As Impinj, Inc. (the “Company”) previously disclosed in its prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 on July 21, 2016, in the course of preparing its annual 2015 consolidated financial statements, the Company identified a material error related to the presentation of lease incentives in its consolidated cash flow statement for the nine months ended September 30, 2015. Correcting this error resulted in an increase in cash from operating activities, from a use of $3.8 million to cash provided of $500,000, and an associated increase in cash used in investing activities, from a use of $2.6 million to $7.0 million. The Company determined to correct the error in its future filings that contained the unaudited interim consolidated financial statements for the nine months ended September 30, 2015; however, it inadvertently did not reflect this correction in the statement of cash flows included in its quarterly report on Form 10-Q filed with the SEC on November 7, 2016 (the “Third Quarter 10-Q”). Management concluded on November 11, 2016, after discussion with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, that the financial statements included in the Third Quarter 10-Q as originally filed with the SEC should no longer be relied upon and that an amendment should be filed to correct the error. The audit committee of the Company’s board of directors concurs with management’s determination. Concurrent with this Form 8-K, the Company has filed an amendment to correct the error. Other than the correction in the consolidated cash flow statement and associated discussion in Management’s Discussion and Analysis for Financial Condition and Results of Operations–Cash Flows and Item 4 Controls and Procedures, there are no other amendments to the previously filed Third Quarter 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Impinj, Inc.

By:	/s/ Chris Diorio
Chris Diorio Chief Executive Officer

Date: November 14, 2016